                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): March 29, 2002


                           APPLE HOSPITALITY TWO, INC.
             (Exact name of registrant as specified in its charter)

           Virginia                 333-53984               54-2010305
 (State or other jurisdiction      (Commission           (I.R.S. Employer
       of incorporation)           File Number)        Identification Number)


  10 South Third Street, Richmond, VA                        23219
(Address of principal executive offices)                   (Zip Code)

                                 (804) 344-8121
              (Registrant's telephone number, including area code)


Item 2.  Acquisition or Disposition of Assets

     Apple Hospitality Two, Inc. (which is referred to below as the "Company" or as "we," "us" or "our") is filing this report pursuant to Item 2 of Form 8-K. This report describes certain acquisitions involving a "significant amount" of assets within the meaning of the General Instructions to Form 8-K. Certain related matters also are reported below.

                                    Overview

     On March 29, 2002, we acquired, through our subsidiaries, Marriott Residence Inn Limited Partnership, which owns 15 extended-stay hotels. For simplicity, this entity will be referred to as the "Partnership." Although the acquisition was conducted through a merger in which our subsidiaries acquired the Partnership, the purpose and result was our acquisition of the hotels. Each hotel operates as part of the Residence Inn(R) by Marriott(R) franchise system. The hotels are described in another section below.

     The total base purchase price for the acquisition was $133.4 million. The purchase price, as subject to certain adjustments at closing, was paid through a combination of transactions, as described below. In November 2001, we made a deposit of $35 million, which was applied toward the purchase price at closing. In addition, we made a cash payment of approximately $7 million at closing. Our source for these funds was our ongoing and registered public offering of units (with each unit consisting of one Common Share and one Series A Preferred Share). To satisfy the remainder of the purchase price, we received a credit at closing equal to the unpaid balance of existing loans, which are secured by the hotels.

     The secured loans will continue to be an obligation of the Partnership, which continues to own the hotels. Further details about the secured loans are provided in the next section. We also used the proceeds of our ongoing offering to pay 2% of the total base purchase price, which equals $2,667,052, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

                         Acquisition and Related Matters

     New Subsidiaries
     ----------------

     We formed new subsidiaries to acquire the Partnership and its 15 hotels. Specifically, we formed two direct wholly-owned subsidiaries. One of these subsidiaries, AHT Res I GP, Inc., acquired the entire general partnership interest in the Partnership and now holds a 1% interest as its sole general partner. The other newly-formed and directly-owned subsidiary, AHT Res I LP, Inc., acquired the entire limited partnership interest in the Partnership and now holds a 99% interest as its sole limited partner. The Partnership directly owns all of the hotels.

     We also formed new subsidiaries in connection with the leasing of the hotels from the Partnership under a master hotel lease agreement, which is one of the material contracts summarized in another section below. Specifically, we formed AHM Res I GP, Inc. and AHM Res I LP, Inc., to serve as the sole general partner and sole limited partner, respectively, of AHM Res I Limited Partnership. This limited partnership was formed as one of our indirect, wholly-owned subsidiaries to lease the hotels and will be referred to, for simplicity, as the "Lessee."

     Loans Secured By Hotels
     -----------------------

     The Partnership, the direct owner of the hotels, is also the borrower under secured loans from two lenders (with one being the senior lender and the other being the subordinate lender). The senior lender is LaSalle Bank National Association as Trustee for Mortgage Pass-Through Certificates Series 1996-2. The senior lender holds separate loans for each hotel in the aggregate original principal amount of $100 million. Each loan held by the senior lender is secured by a first mortgage on the hotel involved and by a related first priority security interest in the rents, revenues and other personal property of such hotel. On March 29, 2002, the aggregate unpaid principal balance of these senior loans was $70,868,403. Each senior loan bears interest at an annual rate of 8.60% and has a maturity date of September 30, 2002. The aggregate monthly payment under the senior loans is $874,163. An aggregate balloon payment in the amount of approximately $70 million is scheduled to be due at maturity.

     The subordinate lender is LaSalle Bank National Association, as Indenture Trustee for Benefit of the Holders of iStar Asset Receivables Trust Collaterialized Mortgage Bonds Series 2000-1. The subordinate lender holds a loan in the original principal amount of $30 million. The subordinate loan is secured by a subordinate mortgage on the hotels and by related second priority security interests in the rents, revenues and other personal property of the hotels. On March 29, 2002, the unpaid principal balance of the subordinate loan was $20,734,191. The subordinate loan bears interest at an annual rate of 15.25% and requires monthly payments of $400,590. The maturity date is September 30, 2002. A balloon payment in the amount of approximately $20 million is scheduled to be due at maturity.

     We expect that revenues from the hotels will be sufficient to make monthly payments under the secured loans described in the above paragraphs. If hotel revenues are not sufficient and other sources of funds are not available, we could lose the hotels through foreclosure. While the secured loans remain outstanding, certain covenants apply to the Partnership, as the borrower, and its general partner. Among other things, these covenants (a) prohibit the borrower and its general partner from engaging in any business that is not related to the hotels or the secured loans, (b) require the borrower and its general partner to each maintain a separate legal identity and an arms-length relationship with affiliates, (c) restrict the transfer of ownership interests in the borrower, its general partner or the hotels, (d) limit the extent to which modifications may be made to the organizational documents of the borrower or its general partner, or to the master hotel lease agreement or the amendment and restatement of management agreement, and (e) require the general partner of the borrower to maintain a net worth of at least $6,600,000, which has been funded through an inter-company transfer.

     Currently, we plan to pay the balloon payments due September 30, 2002 under the secured loans by using proceeds from new financing provided by a suitable lender. However, we have not yet obtained any commitment for such financing and the terms of any such financing, including the interest rate and maturity date, cannot be predicted. We would expect, however, that the financing would be secured by the hotels and would have other terms and conditions customary for a large secured commercial loan transaction.

     Other Actions
     -------------

     The hotels are being managed by Residence Inn By Marriott, Inc., which will be referred to, for simplicity, as the "Manager." Such management is being undertaken in accordance with an amendment and restatement of management agreement, which is among the material contracts described in the next section.

                          Summary of Material Contracts

     Agreement and Plan of Merger
     ----------------------------

     The acquisition of the Partnership and the 15 hotels occurred in accordance with an agreement and plan of merger dated as of November 28, 2001. The closing occurred on March 29, 2002 after a number of required conditions to closing were satisfied.

     Master Hotel Lease Agreement
     ----------------------------

     The Lessee is one of our indirect, wholly-owned subsidiaries and is leasing the 15 hotels from the Partnership under a master hotel lease agreement dated as of March 29, 2002. For simplicity, this agreement will be referred to as the "Master Lease." The Master Lease provides for an initial term of 15 years. The Lessee has the option to extend the Master Lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised. The Master Lease provides that the Lessee will pay an annual base rent, a quarterly percentage rent and a quarterly sundry rent. Each type of rent is explained below.

     Annual base rent is payable in advance in equal monthly installments. The base rent will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). The lease commencement date for each of the hotels is March 29, 2002. The base rents for the hotels range from $406,223 to $4,231,315. Percentage rent is payable quarterly. Percentage rent depends on a formula that compares fixed "suite revenue breakpoints" with a portion of "suite revenue," which is equal to gross revenue from suite rentals less sales and room taxes, credit card fees and sundry rent (as described below). The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the percentage rent is equal to the sum of (a) 17% of all year-to-date suite revenue, up to the applicable suite revenue breakpoint; plus (b) 55% of the year-to-date suite revenue in excess of the applicable suite revenue breakpoint, as reduced by base rent and the percentage rent paid year to date. The sundry rent is payable quarterly and equals 55% of all sundry revenue, which consists of revenue other than suite revenue, less the amount of sundry rent paid year-to-date.

     Amendment and Restatement of Management Agreement
     -------------------------------------------------

     The Manager has agreed to manage the hotels under an amendment and restatement of management agreement with the Lessee dated as of March 29, 2002. For simplicity, this agreement will be referred to as the "Management Agreement." The Management Agreement is similar to the prior management agreement for the hotels, which had been executed in 1988. Management services under the Management Agreement include supervising the operation of the hotels and collecting revenues from their operation for the benefit of the Lessee.

     The initial term of the Management Agreement will continue until December 28, 2007. The Manager may renew the term of the Management Agreement for five periods of 10 years each, provided that an event of default by the Manager has not occurred and provided that the Manager exercises its renewal option with respect to at least 80% of the hotels that either meet the then-current brand standards for Residence Inn(R) by Marriott(R) or are subject to property improvement programs reasonably required by the Manager. The Manager may elect to renew for an additional term by giving notice to the Lessee at least 18 months before the expiration of the then current term. Such renewal may apply to all or only some of the hotels. The Lessee may terminate the Management Agreement with respect to all of the hotels if the total operating profit for any specified period of time does not reach a specified minimum amount. Written notice of any such termination must be delivered to the Manager no later than 60 days after the receipt by the Lessee of the pertinent annual accounting. The Manager has the option to avoid such termination by advancing the amount of any deficiency in operating profit to the Lessee within 60 days after the Manager's receipt of the termination notice.

     The Manager will receive a management fee for its services. The total management fee consists of (a) a base management fee calculated on the basis of gross revenues, (b) a Residence Inn(R) system fee calculated on the basis of suite revenues and (c) an incentive management fee calculated on the basis of operating profit. The formulas for these fees are complex and were the result of prior negotiations between the Partnership and the Manager, but were not materially modified in connection with our acquisition of the Partnership.

     The Manager also may exercise a right of first refusal if the Partnership, as the direct owner of the hotels, receives a bona fide written offer from a third party for the purchase or lease of any one or more of the hotels or for the purchase of a "controlling interest" (generally, a majority interest) in the Partnership or the Lessee or the general partner of either of them. In such an event, the Lessee must cause the Partnership to give prior notice to the Manager, which will then have 30 days in which to exercise its right of first refusal. Any such purchase, lease or other acquisition of the hotels by the Manager would occur on the same terms and conditions as those set forth in the bona fide offer. The Management Agreement would remain in effect as to any other hotels not involved in such sale, lease or other disposition.

     Owner Agreement
     ---------------

     In an owner agreement dated as of March 29, 2002, the Manager granted its consent to our acquisition of the Partnership and to the Master Lease. In return, the Partnership, as the direct owner of the hotels, agreed to guarantee the performance of the obligations, including monetary obligations, of the Lessee under the Management Agreement.

     Agreements with Lenders
     -----------------------

     The two secured lenders granted their consent to our acquisition of the Partnership and to the leasing of the hotels to the Lessee by separate consents to merger agreement, each dated as of March 29, 2002.

     In two separate loan modification agreements, each dated as of March 29, 2002, the Partnership, its general partner, the Lessee and the secured lenders agreed to modify the secured loans to reflect the transactions described above, including our acquisition of the Partnership.

     In a first amendment to four party agreement dated as of March 29, 2002, the Partnership, the Lessee, the secured lenders and the Manager amended an earlier agreement among such parties (or their predecessors) to reflect the transaction and, in essence, to agree that upon the occurrence of a default under the secured loans, the Manager would pay monies otherwise payable to the Partnership or the Lessee to a cash collateral account benefiting the secured lenders.

     In separate environmental liability indemnity agreements, each dated as of March 29, 2002, the subsidiary we formed to serve as the new general partner of the Partnership and the

Lessee jointly and severally agreed to indemnify the secured lenders and related parties against the presence or release of hazardous materials at the hotels.

     In separate security agreements and separate assignments of rents and revenues, each dated as of March 29, 2002, the Lessee granted security interests to the secured lenders in the personal property at the hotels and in the rents and revenues from the operation of the hotels.

                                 Our Properties

     All of the hotels we acquired on March 29, 2002 operate within the Residence Inn(R) by Marriott(R) franchise system. Each hotel was in operation when acquired. Each hotel first began operations during the period from 1984 through 1987. Each hotel offers one and two room suites with the amenities generally offered by upscale extended-stay hotels. The hotels are located in developed areas in competitive markets. We believe the hotels are well-positioned to compete in these markets based on their location, amenities, rate structure and franchise affiliation. In the opinion of management, all of the hotels are adequately covered by insurance. The following table shows the location and number of suites for each hotel we acquired on March 29, 2002.

                                                                Number
City or Locality                           State               of Suites
---------------------------------------------------------------------------

Costa Mesa .........................       California              144
La Jolla ...........................       California              288
Long Beach .........................       California              216
Boulder ............................       Colorado                128
Atlanta-Northeast-Buckhead .........       Georgia                 136
Chamblee-Dunwoody ..................       Georgia                 144
Smyrna-Cumberland ..................       Georgia                 130
Lombard ............................       Illinois                144
Southfield .........................       Michigan                144
Chesterfield .......................       Missouri                104
St. Louis ..........................       Missouri                152
Cincinnati .........................       Ohio                    144
Columbus ...........................       Ohio                     96
Dayton .............................       Ohio                     64
Miamisburg-Dayton ..................       Ohio                     96
                                                              -------------

                                                       Total     2,130


Item 7.  Financial Statements and Exhibits

a.  Financial Statements of Businesses Acquired

         Marriott Residence Inn Limited Partnership

         Report of Independent Public Accountants .....................................................    8

         Balance Sheets as of December 31, 2001 and 2000 ..............................................    9

         Statements of Operations for the Fiscal Years Ended
         December 31, 2001, 2000 and 1999 .............................................................   10

         Statements of Changes in Partners' Capital for the Fiscal Years Ended
         December 31, 2001, 2000 and 1999 .............................................................   11

         Statements of Cash Flows for the Fiscal Years Ended
         December 31, 2001, 2000 and 1999 .............................................................   12

         Notes to Financial Statements ................................................................   13


     b. Pro Forma Financial Information (It is impracticable to include pro forma financial information herein. The required pro forma financial information will be filed by amendment to this report as soon as possible, and in any event within 60 days after the date of this report.)

         Apple Hospitality Two, Inc.

         Pro Forma Condensed Consolidated Balance Sheet
         As of December 31, 2001 (unaudited)

         Notes to Pro Forma Condensed Consolidated Balance Sheet (unaudited)

         Pro Forma Condensed Consolidated Statements of Operations
         For the Year Ended December 31, 2001 (unaudited)

         Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited)

                    Report of Independent Public Accountants

TO THE PARTNERS OF MARRIOTT RESIDENCE INN LIMITED PARTNERSHIP:

We have audited the accompanying balance sheets of Marriott Residence Inn Limited Partnership (a Delaware limited partnership) as of December 31, 2001 and 2000, and the related statements of operations, changes in partners' capital and cash flows for each of the three fiscal years in the period ended December 31, 2001. These financial statements are the responsibility of the general partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marriott Residence Inn Limited Partnership as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three fiscal years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                                         /s/ ARTHUR ANDERSEN LLP


Vienna, Virginia
April 1, 2002

                                 Balance Sheets
                   Marriott Residence Inn Limited Partnership
                           December 31, 2001 and 2000
                                 (in thousands)

                                                                                        2001            2000
                                                                                   -------------  --------------
                                     ASSETS

Property and equipment, net ....................................................   $     134,121  $      137,497
Due from Residence Inn by Marriott, Inc.........................................           2,142           2,160
Property improvement fund ......................................................           4,249           2,889
Deferred financing costs, net of accumulated amortization ......................             363             835
Cash and cash equivalents ......................................................          16,238          10,755
                                                                                   -------------  --------------

                                                                                   $     157,113  $      154,136
                                                                                   =============  ==============

                     LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES
  Mortgage debt ...............................................................    $      92,596  $       98,213
  Incentive management fees due to Residence Inn by Marriott, Inc ..............           6,713           3,626
  Accounts payable and accrued expenses ........................................             379             277
                                                                                   -------------  --------------

        Total Liabilities ......................................................          99,688         102,116
                                                                                   -------------  --------------

PARTNERS' CAPITAL
  General Partner
    Capital contribution .......................................................             663             663
    Capital distributions ......................................................            (436)           (436)
    Cumulative net income ......................................................             424             370
                                                                                   -------------  --------------

                                                                                             651             597
                                                                                   -------------  --------------
  Limited Partners
    Capital contribution .......................................................          58,050          58,050
    Capital distributions ......................................................         (43,233)        (43,233)
    Cumulative net income ......................................................          41,957          36,606
                                                                                   -------------  --------------

                                                                                          56,774          51,423
                                                                                   -------------  --------------

        Total Partners' Capital ................................................          57,425          52,020
                                                                                   -------------  --------------

                                                                                   $     157,113  $      154,136
                                                                                   =============  ==============

   The accompanying notes are an integral part of these financial statements.

                            Statements of Operations
                   Marriott Residence Inn Limited Partnership
           For the Fiscal Years Ended December 31, 2001, 2000 and 1999
                     (in thousands, except per Unit amounts)


                                                                        2001            2000           1999
                                                                    -----------    -----------     -----------
REVENUES
   Suites ......................................................... $    61,423    $    66,044     $    63,112
   Other operating departments ....................................       2,621          3,154           3,086
                                                                    -----------    -----------     -----------
      Total revenues ..............................................      64,044         69,198          66,198
                                                                    -----------    -----------     -----------

OPERATING COSTS AND EXPENSES
   Suites .........................................................      13,084         14,529          14,078
   Other department costs and expenses ............................       1,455          1,790           2,889
   Selling, administrative and other ..............................      16,668         17,362          15,290
   Depreciation ...................................................       6,479          6,362           6,952
   Incentive management fee .......................................       3,375          4,892           3,521
   Residence Inn system fee .......................................       2,457          2,642           2,524
   Property taxes .................................................       2,460          2,460           2,230
   Base management fee ............................................       1,281          1,384           1,324
   Equipment rent and other .......................................       1,892          1,128             913
                                                                    -----------    -----------     -----------

                                                                         49,151         52,549          49,721
                                                                    -----------    -----------     -----------

OPERATING PROFIT ..................................................      14,893         16,649          16,477
   Interest expense ...............................................     (10,152)       (10,700)        (11,315)
   Interest income ................................................         664            690             304
                                                                    -----------    -----------     -----------

INCOME BEFORE EXTRAORDINARY ITEMS .................................       5,405          6,639           5,466
   Extraordinary gain on the forgiveness of deferred incentive
      management fees .............................................          --         29,781              --
                                                                    -----------    -----------     -----------

NET INCOME ........................................................ $     5,405    $    36,420     $     5,466
                                                                    ===========    ===========     ===========

ALLOCATION OF NET INCOME
   General Partner ................................................ $        54    $       364     $        55
   Limited Partners ...............................................       5,351         36,056           5,411
                                                                    -----------    -----------     -----------

                                                                    $     5,405    $    36,420     $     5,466
                                                                    ===========    ===========     ===========

NET INCOME PER LIMITED PARTNER UNIT (65,600 Units) ................ $        82    $       550     $        83
                                                                    ===========    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                   Statements of Changes in Partners' Capital
                   Marriott Residence Inn Limited Partnership
           For the Fiscal Years Ended December 31, 2001, 2000 and 1999
                                 (in thousands)


                                             General        Limited
                                             Partner        Partners        Total
                                           -----------    -----------    -----------
Balance, December 31, 1998 ..............  $       178    $     9,956    $    10,134

     Net income .........................           55          5,411          5,466
                                           -----------    -----------    -----------

Balance, December 31, 1999 ..............          233         15,367         15,600

     Net income .........................          364         36,056         36,420
                                           -----------    -----------    -----------

Balance, December 31, 2000 ..............          597         51,423         52,020

     Net income .........................           54          5,351          5,405
                                           -----------    -----------    -----------

Balance, December 31, 2001 ..............  $       651    $    56,774    $    57,425
                                           ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                            Statements of Cash Flows
                   Marriott Residence Inn Limited Partnership
           For the Fiscal Years Ended December 31, 2001, 2000 and 1999
                                 (in thousands)


                                                                             2001           2000           1999
                                                                         -----------    -----------     -----------
OPERATING ACTIVITIES
   Net income .........................................................  $     5,405    $    36,420     $     5,466
   Extraordinary gain on the forgiveness of deferred incentive
     management fees ..................................................           --        (29,781)             --
   Depreciation .......................................................        6,479          6,362           6,952
   Deferral of incentive management fees due to
     Residence Inn by Marriott, Inc. ..................................        3,087          3,626           2,752
   Amortization of deferred financing costs as interest ...............          472            472             472
   Loss on dispositions of property and equipment .....................            1              8              14
   Changes in operating accounts:
     Due from Residence Inn by Marriott, Inc. .........................           18           (176)             57
     Accounts payable and accrued expenses ............................          102            (35)           (794)
                                                                         -----------    -----------     -----------

           Cash provided by operating activities ......................       15,564         16,896          14,919
                                                                         -----------    -----------     -----------

INVESTING ACTIVITIES
   Additions to property and equipment ................................       (3,104)        (5,075)         (5,475)
   Change in property improvement fund ................................       (1,360)        (2,022)           (644)
                                                                         -----------    -----------     -----------

           Cash used in investing activities ..........................       (4,464)        (7,097)         (6,119)
                                                                         -----------    -----------     -----------

FINANCING ACTIVITIES
   Principal payments on mortgage debt ................................       (5,617)        (5,069)         (6,802)
                                                                         -----------    -----------     -----------

           Cash used in financing activities ..........................       (5,617)        (5,069)         (6,802)
                                                                         -----------    -----------     -----------

INCREASE IN CASH AND CASH EQUIVALENTS .................................        5,483          4,730           1,998

CASH AND CASH EQUIVALENTS at beginning of year ........................       10,755          6,025           4,027
                                                                         -----------    -----------     -----------

CASH AND CASH EQUIVALENTS at end of year ..............................  $    16,238    $    10,755     $     6,025
                                                                         ===========    ===========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
           Cash paid for mortgage interest ............................  $     9,680    $    10,228     $    11,770
                                                                         ===========    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

NOTE 1.  THE PARTNERSHIP

Description of the Partnership

Marriott Residence Inn Limited Partnership, a Delaware limited partnership, was formed on March 29, 1988 to acquire, own and operate 15 Residence Inn by Marriott hotels and the land on which the Inns are located. The Inns are located in seven states in the United States: four in Ohio, three in California, three in Georgia, two in Missouri and one in each of Illinois, Colorado and Michigan, and as of December 31, 2001, have a total of 2,130 suites. The Inns are managed by Residence Inn by Marriott, Inc. (the "Manager"), a wholly-owned subsidiary of Marriott International, Inc. ("Marriott International"), as part of the Residence Inn by Marriott hotel system.

The partnership was formed through a public offering of 65,600 limited partnership units in 1988. The sole general partner, with a 1% interest, is RIBM One LLC (the "General Partner"), a Delaware single member limited liability company, which is owned directly and indirectly by Host Marriott, L.P. ("Host LP") as of December 31, 2001. See Note 8 Subsequent Events for other changes in ownership.

Partnership Allocations and Distributions

Net profits for Federal income tax purposes are generally allocated to the partners in proportion to the distributions of cash available for distribution. The partnership generally distributes cash available for distribution as follows: (i) first, 99% to the limited partners and 1% to the general partner, until the partners have received, with respect to such year, an amount equal to 10% of their Net Capital Investment, defined as the excess of original capital contributions over cumulative distributions of net refinancing and sales proceeds ("Capital Receipts"); (ii) second, remaining cash available for distribution will be distributed as follows, depending on the amount of Capital Receipts previously distributed:

(a) 99% to the limited partners and 1% to the general partner, if the partners have received aggregate cumulative distributions of Capital Receipts of less than 50% of their original capital contributions; or

(b) 85% to the limited partners and 15% to the general partner, if the partners have received aggregate cumulative distributions of Capital Receipts equal to or greater than 50% but less than 100% of their original capital contributions; or

(c) 70% to the limited partners and 30% to the general partner, if the partners have received aggregate cumulative distributions of Capital Receipts equal to 100% or more of their original capital contributions.

Losses and net losses are allocated 99% to the limited partners and 1% to the general partner.

Capital Receipts not retained by the partnership will generally be distributed
(i) first, 99% to the limited partners and 1% to the general partner until the partners have received cumulative distributions from all sources equal to a cumulative simple return of 12% per annum on their Net Capital Investment, as defined, and an amount equal to their contributed capital, payable only from Capital Receipts; (ii) next, if the Capital Receipts are from a sale, 100% to the general partner until it has received 2% of the gross proceeds from the sale; and (iii) thereafter, 70% to the limited partners and 30% to the general partner.

Gains will generally be allocated (i) first, to those partners whose capital accounts have negative balances until such negative balances are brought to zero; (ii) second, to all partners in amounts necessary to bring each of their respective capital account balances equal to their Invested Capital, as defined, plus a 12% return on such Invested Capital; (iii) next, to the general partner in an amount necessary to bring the general partner's capital account balance to an amount which is equal to 2% of the gross proceeds from the sale; and (iv) thereafter, 70% to the limited partners and 30% to the general partner.

Proceeds from the sale of substantially all of the assets of the partnership will be distributed to the partners in accordance with their capital account balances as adjusted to take into account the gain or loss resulting from such sale.

For financial reporting purposes, profits and losses are allocated among the partners based upon their stated interests in cash available for distribution.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The partnership's records are maintained on the accrual basis of accounting and its fiscal year coincides with the calendar year.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

          Land improvements                     40 years
          Buildings and improvements            40 years
          Furniture and equipment          3 to 10 years

All property and equipment is pledged as security for the mortgage debt.

The partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties on an individual property basis will be less than the net book value of the property. If a property is impaired, its basis is adjusted to fair market value. There were no such adjustments required at December 31, 2001 or 2000.

Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements since the partnership does not pay income taxes but rather allocates its profits and losses to the partners. Significant differences exist between the net income or loss for financial reporting purposes and the net income or loss reported in the partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets and differences in the timing of the recognition of base and incentive management fees. As a result of these differences, the partnership's net assets reported in the accompanying financial statements is less than the tax basis of such net assets by $409,000 as of December 31, 2001. As of December 31, 2000, the tax basis of net assets was less than the net assets reported in the accompanying financial statements by $3,675,000.

Deferred Financing Costs

Deferred financing costs represent the costs incurred in connection with the mortgage debt refinancing and are amortized using the straight-line method over the term of the loan. At December 31, 2001 and 2000, deferred financing costs, net of accumulated amortization, totaled $363,000 and $835,000, respectively. Amortization of deferred financing costs totaled $472,000 in both 2001 and 2000.

Cash and Cash Equivalents

The partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

Reclassifications

Certain reclassifications were made to the prior year financial statements to conform to the 2001 presentation.

Application of New Accounting Standards

In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets SFAS No. 121" to determine when a long-lived asset should be classified as held for sale, among other things. Those criteria specify that the asset must be available for immediate sale in its present condition, subject only to terms that are usual and customary for sales of such assets, and the sale of the asset must be probable, and its transfer expected to qualify for recognition as a completed sale, within one year. This Statement is effective for fiscal years beginning after December 15, 2001. The Partnership does not believe implementation of the standard will have a material effect on the Partnership.

NOTE 3.  LITIGATION SETTLEMENT

In September 2000, the general partner, Marriott International, Inc., and related defendants closed on the settlement of a lawsuit filed by limited partners from seven limited partnerships, including the partnership's limited partners ("Litigation Settlement"). In accordance with the terms of the settlement, the defendants made cash payments of approximately $152 per unit to the limited partners, in exchange for dismissal of the litigation and a complete release of all claims. In addition to these cash payments, the Manager agreed to forgive $29.8 million of deferred incentive management fees payable by the partnership, which is reflected as an extraordinary gain in the statement of operations for the year ended December 31, 2000.

NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31 (in thousands):

                                                                           2001              2000
                                                                       -------------    -------------
                  Land and improvements ............................   $      46,441    $      46,441
                  Buildings and improvements .......................         126,717          123,898
                  Furniture and equipment ..........................          31,119           29,429
                  Construction in progress .........................             800            2,273
                                                                       -------------    -------------
                                                                             205,077          202,041
                  Less accumulated depreciation ....................         (70,956)         (64,544)
                                                                       -------------    -------------
                                                                       $     134,121    $     137,497
                                                                       =============    =============

NOTE 5.  ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below (in thousands). The fair value of financial instruments not included in this table are estimated to be equal to their carrying amounts.

                                                        As of December 31, 2001          As of December 31, 2000
                                                     -----------------------------    -----------------------------
                                                                      Estimated                        Estimated
                                                        Carrying         Fair            Carrying         Fair
                                                         Amount          Value            Amount          Value
                                                     -------------   -------------    -------------  --------------
Senior mortgage debt .............................   $      71,593   $      70,997    $      75,731  $       76,796
Second mortgage debt .............................   $      21,003   $      21,772    $      22,482  $       25,080

The estimated fair values of debt obligations are based on the expected future debt service payments discounted at risk adjusted rates.

NOTE 6.  MORTGAGE DEBT

The partnership's mortgage debt is comprised of a $100 million note (the "Senior Mortgage") which bears interest at a fixed rate of 8.6% and a $30 million note (the "Second Mortgage") which bears interest at a fixed rate of 15.25% for a blended interest rate of 10.13%. Both the Senior Mortgage and Second Mortgage require monthly payments of principal and interest and mature on September 30, 2002. During 2001 and 2000, the partnership made principal payments of $4.1 million and $3.8 million on the Senior Mortgage and $1.5 million and $1.3 million on the Second Mortgage, respectively. At December 31, 2001, the outstanding principal balance of the Senior Mortgage was $71.6 million and the outstanding principal balance of the Second Mortgage was $21.0 million. At December 31, 2000, the outstanding principal balance of the Senior Mortgage was $75.7 million and the outstanding principal balance of the Second Mortgage was $22.5 million.

The mortgage debt is expected to be refinanced at maturity by the partnership.

Both the Senior Mortgage and the Second Mortgage are secured by the Inns, the land on which they are located, a security interest in all personal property associated with the Inns including furniture and equipment, inventory, contracts and other general intangibles and an assignment of the partnership's rights under the management agreement.

NOTE 7.  MANAGEMENT AGREEMENT

The Manager operates the Inns pursuant to a long-term management agreement with an initial term expiring December 28, 2007. The Manager has the option to extend the agreement on one or more of the Inns for up to five 10-year terms. The partnership may terminate the management agreement if, during any three consecutive years after 1992, specified minimum operating results are not achieved. However, the Manager may prevent termination by paying to the partnership the amount by which the minimum operating results were not achieved. The Manager earns a base management fee equal to 2% of gross sales. Base management fees are paid currently.

In addition, the Manager is entitled to an incentive management fee equal to 15% of operating profit, as defined (20% in any year in which operating profit is equal to or greater than $23.5 million). In 2001 and 1999, incentive management fees were calculated as 15% of operating profit. However, in 2000, incentive management fees were calculated as 20% of operating profit. The incentive management fee is payable out of 50% of cash flow from operations remaining after payments of qualifying debt service, retention by the partnership of annual cash flow from operations of $6,626,263 and the deferred base management fee. If the partnership retains an additional 5% return, the incentive management fee is payable out of 75% of the remaining cash flow from operations. Incentive management fees earned are payable in the future from operating cash flow, as defined. Unpaid incentive management fees are paid from cash flow available for incentive management fees following payment of the then current incentive management fees. For the years ended December 31, 2001, 2000, and 1999, $3.4 million, $4.9 million and $3.5 million, respectively, in incentive management fees were earned, of which $0.3 million, $1.3 million and $.8 million, respectively, were paid. As of December 31, 2001 and 2000, deferred incentive management fees were $6.7 million and $3.6 million, respectively. In connection with the Litigation Settlement, the Manager waived $29.8 million of deferred incentive management fees, which was recognized as an extraordinary gain during 2000.

The management agreement also provides for annual payments of the Residence Inn system fee equal to 4% of gross suite sales from the Inns. In addition, the Manager is reimbursed for each inn's pro rata share of the actual costs and expenses incurred by the Manager in providing certain chain services on a central or regional basis to all hotels operated by the Manager. As franchiser of the Residence Inn by Marriott system, the Manager maintains a marketing fund to pay the costs associated with certain system-wide advertising, promotional, and public relations materials and programs, and operating a toll-free reservation system. Each inn contributes 2.5% of suite sales to the marketing fund. For the years ended December 31, 2001, 2000 and 1999, respectively, the partnership paid a Residence Inn system fee of $2.5 million, $2.6 million and $2.5 million, reimbursed the Manager $1.2 million, $1.3 million and $1.3 million for chain services, and contributed $1.5 million, $1.7 million and $1.6 million to the marketing fund.

In addition, the Inns participate in Marriott International's Marriott's Rewards Program ("MRP"). The costs of this program are based upon the MRP sales at each hotel. MRP costs were $221,000, $283,000 and $224,000 in 2001, 2000, and 1999,
respectively. Chain services, contributions to the marketing fund and MRP costs are included in selling, administrative and other expenses in the accompanying statement of operations.

The partnership is required to provide the Manager with working capital to meet the operating needs of the Inns. The Manager converts cash advanced by the partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables that are maintained and controlled by the Manager. Upon termination of the management agreement, the working capital will be returned to the partnership. The individual components of working capital controlled by the Manager are not reflected in the partnership's balance sheet. As of December 31, 2001 and 2000, $775,000 has been advanced to the Manager for working capital and is included in Due from Residence Inn by Marriott, Inc. on the accompanying balance sheets.

The management agreement provides for the establishment of a property improvement fund to provide for the replacement of furniture, fixtures and equipment ("FF&E") at the Inns. Total contributions during 2001, 2000 and 1999 were $3.5 million, $5.0 million and $5.1 million, respectively. Based on capital budgets, it was determined that the property improvement fund was insufficient beginning in 1998, primarily due to the need to complete total suite refurbishments at the majority of the Inns in the next several years. To reduce this shortfall, the partnership increased the contribution rate to the property improvement fund beginning in 1999 to 5.5% of gross Inn revenues. In 2000 and 1999, the contributions include additional cash contributions provided by the partnership of $1,200,000 and $1,450,000, respectively.

NOTE 8.  SUBSEQUENT EVENTS

Pursuant to an Agreement and Plan of Merger dated as of November 28, 2001, the general partner of the partnership and others agreed upon a merger between the partnership and a subsidiary of Apple Hospitality Two, Inc. that would, in essence, effect Apple Hospitality Two Inc.'s acquisition, through subsidiaries, of the partnership. There were a number of conditions to the transaction, including approval by the holders of a majority of the limited partnership interests of the partnership. All conditions were met, and the transaction closed on March 29, 2002. The partnership is now a wholly-owned, indirect subsidiary of Apple Hospitality Two, Inc.

                             [Intentionally Blank]

                              [Intentionally Blank]

c. Exhibits

Exhibit                               Description
-------                               -----------

2.1 Agreement and Plan of Merger dated as of November 28, 2001 by and between Apple Hospitality Two, Inc., Marriott Residence Inn Limited Partnership, AHT Res Acquisition, L.P. and RIBM One LLC.

2.2 Certificate of Merger dated March 28, 2002 (with effective date of March 29, 2002) for merger of AHT Res Acquisition, L.P. with and into Marriott Residence Inn Limited Partnership.

4.1 First Amendment to Loan Agreement dated as of April 23, 1996 by and between Marriott Residence Inn Limited Partnership (Borrower) and German American Capital Corporation (Lender) (Incorporated by Reference to Exhibit 10.1 to Annual Report of Marriott Residence Inn Limited Partnership on Form 10-K filed on January 23, 1998; SEC File No. 033-20022).

4.2 Loan Agreement dated as of October 10, 1995 by and between Marriott Residence Inn Limited Partnership (Borrower) and German American Capital Corporation (Lender) (Incorporated by Reference to Exhibit
           10.2 to Annual Report of Marriott Residence Inn Limited Partnership on Form 10-K filed on January 23, 1998; SEC File No. 033-20022).

4.3 Indemnity Agreement dated October 10, 1995 by Marriott Residence Inn Limited Partnership (Borrower) and RIBM One Corporation (collectively, the Indemnitors) in favor of German American Capital Corporation (Lender) (Incorporated by Reference to Exhibit 10.3 to Annual Report of Marriott Residence Inn Limited Partnership on Form 10-K filed on January 23, 1998; SEC File No. 033-20022).

4.4 Four Party Agreement dated as of October 10, 1995 by and among Marriott Residence Inn Limited Partnership (Borrower), German American Capital Corporation (Senior Lender), Starwood Mezzanine Investors, L.P. (Subordinate Lender) and Residence Inn by Marriott, Inc. (Manager) (Incorporated by Reference to Exhibit 10.4 to Annual Report of Marriott Residence Inn Limited Partnership on Form 10-K filed on January 23, 1998; SEC File No. 033-20022).

4.5 Loan Agreement dated as of October 10, 1995 by and between Marriott Residence Inn Limited Partnership (Borrower) and Starwood Mezzanine Investors, L.P. (Lender) (Incorporated by Reference to Exhibit 10.5 to Annual Report of Marriott Residence Inn Limited Partnership on Form 10-K filed on January 23, 1998; SEC File No. 033-20022).

4.6 Loan Agreement dated as of April 20, 1988 by and between Marriott Residence Inn Limited Partnership and The Sanwa Bank Limited (Incorporated by Reference to Exhibit 10.6 to Annual Report of Marriott Residence Inn Limited Partnership on Form 10-K filed on January 23, 1998; SEC File No. 033-20022).

4.7 Loan Modification Agreement dated as of March 29, 2002 by and among Marriott Residence Inn Limited Partnership, AHT Res I GP, Inc., AHM Res I Limited Partnership and LaSalle Bank National Association, as Trustee for Mortgage Pass-Through Certificates Series 1996-2.

4.8 Loan Modification Agreement dated as of March 29, 2002 by and among Marriott Residence Inn Limited Partnership, AHT Res I GP, Inc., AHM Res I Limited Partnership and LaSalle Bank National Association, as Indenture Trustee for the benefit of the Holders of iStar Asset Receivables Trust Collateralized Mortgage Bonds Series 2000-1.

4.9 Security Agreement dated as of March 29, 2002 by and between AHM Res I Limited Partnership and LaSalle Bank National Association, as Trustee for Mortgage Pass-Through Certificates Series 1996-2.

4.10 Security Agreement dated as of March 29, 2002 by and between AHM Res I Limited Partnership and LaSalle Bank National Association, as Indenture Trustee for the benefit of the Holders of iStar Asset Receivables Trust Collateralized Mortgage Bonds Series 2000-1.

4.11 First Amendment to Four Party Agreement dated as of March 29, 2002 by and between Marriott Residence Inn Limited Partnership, Residence Inn by Marriott, Inc., AHM Res I Limited Partnership, LaSalle Bank National Association, as Trustee for Mortgage Pass-Through Certificates Series 1996-2, and LaSalle Bank National Association, as Indenture Trustee for the benefit of the Holders of iStar Asset Receivables Trust Collateralized Mortgage Bonds Series 2000-1.

4.12 Ratification and First Amendment to Intercreditor Agreement dated as of March 29, 2002 by and between Marriott Residence Inn Limited Partnership, LaSalle Bank National Association, as Trustee for Mortgage Pass-Through Certificates Series 1996-2, and LaSalle Bank National Association, as Indenture Trustee for the benefit of the Holders of iStar Asset Receivables Trust Collateralized Mortgage Bonds Series 2000-1.

10.1 Consent to Merger dated as of March 29, 2002 by and between Marriott Residence Inn Limited Partnership, AHT Res I GP, Inc., RIBM One LLC, AHM

           Res I Limited Partnership and LaSalle Bank National Association, as Trustee for Mortgage Pass-Through Certificates Series 1996-2.

10.2 Consent to Merger dated as of March 29, 2002 by and between Marriott Residence Inn Limited Partnership, AHT Res I GP, Inc., RIBM One LLC, AHM Res I Limited Partnership and LaSalle Bank National Association, as Indenture Trustee for the benefit of the Holders of iStar Asset Receivables Trust Collateralized Mortgage Bonds Series 2000-1.

10.3 Amendment and Restatement of Management Agreement dated as of March 29, 2002 by and between Residence Inn by Marriott, Inc. and AHM Res I Limited Partnership.

10.4 Master Hotel Lease Agreement dated as of March 29, 2002 by and between Marriott Residence Inn Limited Partnership and AHM Res I Limited Partnership.

10.5 Owner Agreement dated as of March 29, 2002 by and between Marriott Residence Inn Limited Partnership, AHM Res I Limited Partnership and Residence Inn By Marriott, Inc.

10.6 Amended and Restated Limited Partnership Agreement of Marriott Residence Inn Limited Partnership (a subsidiary of registrant owning real property).

10.7 Limited Partnership Agreement of AHM Res I Limited Partnership (a subsidiary of registrant leasing real property).

10.8 Limited Liability Company Operating Agreement of Residence Inn III LLC (a subsidiary of registrant owning real property).

10.9 Amendment to Limited Liability Company Operating Agreement of Residence Inn III LLC.

99 Confirmation of Receipt of Assurances from Arthur Andersen LLP (provided in accordance with SEC Release 34-45590 (effective March 18, 2002)).

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Apple Hospitality Two, Inc.



                                     By:    /s/  Glade M. Knight
                                          -------------------------------
                                            Glade M. Knight, President


                                     April 15, 2002